As filed with the Securities and Exchange Commission
                   on May 28, 1999

                                        Registration No. 333-

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM S-8

                     REGISTRATION STATEMENT

                              Under

                   The Securities Act of 1933

                            ALCOA INC.
       (Exact name of issuer as specified in its charter)

     Pennsylvania                        25-0317820
(State of Incorporation)      (I.R.S. Employer Identification No.)

            201 Isabella Street, Alcoa Corporate Center,
               Pittsburgh, Pennsylvania 15212-5858
   (Address of principal executive office, including zip code)

               ALCOA STOCK INCENTIVE PLAN
                      (Full Title of Plan)

        Denis A. Demblowski,
        Secretary and Senior Counsel
        201 Isabella Street, Alcoa Corporate Center,
        Pittsburgh, Pennsylvania  15212-5858
             (Name and address of agent for service)

      Telephone number of agent for service (412) 553-3856

                 CALCULATION OF REGISTRATION FEE

                              Proposed    Proposed
Title of                      Maximum     Maximum
Securities        Amount      Offering    Aggregate        Amount of
to be             to be       Price Per   Offering         Registration
Registered        Registered(1)(2)Share(3)Price(3)         Fee

Alcoa Inc.
common stock,
$1 par value      14,000,000  56.687      793,625,000.00    220,627.75

(1) To be offered under the Alcoa Stock Incentive Plan (the "Plan"). Any shares of common stock previously registered for delivery under the Registrant's Long Term Stock Incentive Plan (the "Prior Plan")which (i) are subject to awards under the Prior Plan that are forfeited, settle for cash, expire or otherwise terminate without issuance of the shares or (ii) are tendered in payment of the purchase price of an option awarded under the Prior Plan or tendered or withheld to pay required withholding taxes, will become available for delivery under the Plan.

(2) Plus such additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Registrant's common stock reported in the consolidated reporting system on May 27, 1999.



                         PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference.

     (a)  Annual Report on Form 10-K for the fiscal year ended
December 31, 1998;

      (b)  Quarterly Report on Form 10-Q for the quarter ended
March 31, 1999;

     (c)  Current Reports on Form 8-K dated January 4, 1999 and
January 8, 1999; and

      (d) The description of the Registrant's common stock contained in the Registration Statement on Form S-4 (Registration
No. 333-58227) including any amendment filed for the purpose of updating such description.

      All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent any statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES

      Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

       The legality of the securities to which this Registration Statement relates has been passed upon by Denis A. Demblowski, Secretary and Senior Counsel of the Company. On May 25, 1999, Mr. Demblowski beneficially owned 12,833 shares of common stock of the Company and, under the Prior Plan, holds options to purchase 44,919 shares of common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article V of the By-laws of the Company provides that the Company shall indemnify, under specified circumstances, persons who were or are directors, officers or employees of the Company or who served or serve other business entities at the request of the Company. Under these By-law provisions, a person who is wholly successful in defending a claim will be indemnified for any reasonable expenses. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified under these provisions only where independent legal counsel or other disinterested person selected by the Board of Directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by the Company if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not to be indemnified pursuant to Article V.

      The foregoing By-law provisions generally parallel Sections
1741 and 1745 of the Pennsylvania Business Corporation Law
("BCL"). Section 1746 and the By-laws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

      Section 1746 of the BCL and the By-laws provide for increased indemnification protections for directors, officers and others. Indemnification may be provided by Pennsylvania corporations in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

      Section 1713 of the BCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the shareholders, may limit the personal liability of directors for monetary damages except where the act or omission giving rise to a claim constitutes self-dealing, willful misconduct or recklessness.
The section does not apply to a director's responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

      The Company's Articles and By-laws were amended by the shareholders to implement the increased protections made available to directors under the BCL as described in the preceding paragraph. Article VIII of the By-laws provides that, except as prohibited by law, every director of the Company shall be entitled as of right to be indemnified by the Company for expenses and any and all liability paid or incurred by such person by reason of such person being or having been a director of the Company. Expenses incurred with respect to any claim may be advanced by the Company, subject to certain exceptions. The shareholders have also approved a form of indemnity agreement. The Company has entered into such an indemnity agreement with each of its current directors.

      The Company has purchased a three year liability insurance policy with an aggregate limit of $100 million, with certain specified deductible amounts, for liability of directors and officers and reimbursement to the Company for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2000 and provides liability insurance and reimbursement coverage for the Company, and its directors and officers, which is permitted by the laws of Pennsylvania referred to above.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8.  EXHIBITS

Exhibit
Number                          Description

(5)      Opinion of Denis A. Demblowski, Senior Counsel of the
         Company.

(15) Letter from Independent Public Accountants regarding unaudited financial information.

(23)(a)  Consent of PricewaterhouseCoopers LLP.

(23)(b)  Consent of Counsel (included as part of Exhibit 5).

(24)     Power of Attorney of directors of the Company.

ITEM 9.  UNDERTAKINGS

      The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 6 above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                               SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 28th day of May, 1999.


                                       ALCOA INC.
                                      (Registrant)


                                   /s/Robert F. Slagle
                                    Robert F. Slagle
                                    Executive Vice President -
                                    Human Resources and
                                    Communications


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                 Title                  Date
     ---------                 -----                  ----


/s/Alain J. P. Belda                               May 28, 1999
Alain J.P. Belda        President and
                        Chief Executive Officer
                        (Principal Executive Officer)

/s/Richard B. Kelson    Executive Vice President   May 28, 1999
Richard B. Kelson       and Chief Financial Officer
                        (Principal Financial Officer)

/s/Earnest J. Edwards   Senior Vice President and  May 28, 1999
Earnest J. Edwards      Controller
                        (Principal Accounting Officer)



Alain J.P. Belda, Kenneth W. Dam, Joseph T. Gorman, Judith M.
Gueron, Sir Ronald Hampel, Hugh M. Morgan, John P. Mulroney, Paul
H. O'Neill, Henry B. Schacht, Franklin A. Thomas and Marina v.N.
Whitman, each as a Director, on May 28, 1999, by Denis A.
Demblowski, their attorney-in-fact.


/s/Denis A. Demblowski
    Denis A. Demblowski
    Attorney-in-fact




                        INDEX TO EXHIBITS



Exhibit
Number                         Description

5         Opinion of Denis A. Demblowski, Senior Counsel of the
          Company.

15 Letter from Independent Public Accountants regarding unaudited financial information.

23(a)     Consent of PricewaterhouseCoopers LLP.

23(b)     Consent of Counsel (included in Exhibit 5).

24        Power of Attorney of directors of the Company.